Exhibit 99.1

CONTACT:

Investors:

Erica E. Smith

Vice President, Investor Relations

Boston Private Financial Holdings, Inc.

(617) 912-3766

esmith@bostonprivate.com

Media:

Catharine Sheehan

Vice President, Corporate Communications

Boston Private Financial Holdings, Inc. (617) 912-3767

csheehan@bostonprivate.com

Boston Private Announces Pricing of

$250 Million Contingent Convertible Senior Notes Offering

Boston, June 29, 2007 / — Boston Private Financial Holdings, Inc. (Nasdaq: BPFH) today announced that it had priced an offering of $250 million aggregate principal amount of its 3.00% Contingent Convertible Senior Notes due 2027 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Boston Private has granted the initial purchasers of the notes a 30- day option to purchase up to an additional $37.5 million aggregate principal amount of notes. The initial sale of the notes is expected to close July 5, 2007.

The notes will be senior, unsecured obligations of Boston Private and will pay interest semiannually at a rate of 3.00% per year. The notes will mature on July 15, 2027, and will be convertible under certain circumstances into cash and, if applicable, shares of Boston Private’s common stock, or a combination of cash and common stock, at an initial conversion price of $33.37 per share (or an initial conversion rate of approximately 29.9670 shares per $1,000 principal amount of notes). The initial conversion price represents a 22.50% premium to the $27.24 per share closing price of Boston Private’s common stock on the Nasdaq Global Select Market on June 28, 2007. In general, upon conversion of a note, the holder will receive cash equal to the lesser of $1,000 and the conversion value of the note plus, if applicable, cash or shares of common stock of Boston Private or a combination of cash and common stock, at Boston Private’s election, for any conversion value in excess of $1,000.

On or after July 16, 2009, Boston Private may redeem any or all of the notes at a redemption price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. Holders of notes may require Boston Private to repurchase all or a portion of their notes for cash on specified dates, or upon an occurrence of a fundamental change involving Boston Private occurring on or prior to July 15, 2009, at a purchase price equal to 100% of the principal amount of notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

Boston Private intends to use up to approximately $40 million of the net proceeds from the offering to repurchase approximately 1.5 million shares of its common stock in private transactions negotiated simultaneously with this offering, $30 million will be used to repay the expected outstanding balance on the line of credit used to finance the acquisition of Charter Financial, and the remainder will be used by Boston Private’s banking affiliate partners to repay higher costing debt used to fund current loans outstanding as well as to fund future loan growth and investments.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is not an offer to sell, nor a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

Boston Private Wealth Management Group

Boston Private is a financial services company which owns independently-operated affiliates located in key geographic regions of the U.S. Boston Private’s affiliates offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions.

The Company’s strategy is to enter new markets primarily through selected acquisitions, and then expand its wealth management business by way of organic growth. It makes investments in mid-size firms in demographically attractive areas, forming geographic clusters that represent the firm’s core competencies. Boston Private provides continuing assistance to its affiliates with strategic matters, marketing, compliance and operations.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These forward-looking statements represent the Company’s present beliefs and expectations, but they may not occur. For example, Boston Private may use the proceeds from this offering for purposes that are different than those currently contemplated. Investors should not place undue reliance upon any such forward-looking statements.